Exhibit 3

FORM LOCK-UP LETTER

                           , 2021

China International Capital Corporation Hong Kong Securities Limited (“CICC”)

29/F, One International Finance Centre

1 Harbour View Street

Central

Hong Kong

Goldman Sachs (Asia) L.L.C. (“Goldman Sachs”)

68/F, Cheung Kong Center

2 Queen’s Road Central

Hong Kong

Credit Suisse (Hong Kong) Limited (“Credit Suisse”)

Level 88, International Commerce Centre

1 Austin Road West, Kowloon

Hong Kong

As joint representatives of the Hong Kong Underwriters and International Underwriters (as defined below) (the “Joint Representatives”)

Re: Autohome Inc. — Global Offering

Ladies and Gentlemen:

The undersigned understands that Autohome Inc., an exempted company incorporated in the Cayman Islands (the “Company”) has entered into an underwriting agreement dated as of the date hereof (the “Hong Kong Underwriting Agreement”) with the Joint Representatives for themselves and on behalf of the underwriters party thereto (the “Hong Kong Underwriters”), relating to the public offering in Hong Kong and sale by the Company and Yun Chen Capital Cayman of ordinary shares, par value US$0.0025 per share, of the Company (“Ordinary Shares”), to be underwritten through arrangements with the Hong Kong Underwriters (the “Hong Kong Public Offering”).

In addition, the undersigned understands that the Joint Representatives for themselves and on behalf of the several underwriters to be named therein (the “International Underwriters” and, together with the Hong Kong Underwriters, the “Underwriters”), intend to enter into an underwriting agreement dated on the Price Determination Date (the “International Underwriting Agreement”, together with the Hong Kong Underwriting Agreement, the “Underwriting Agreements”) with the Company and the Selling Shareholder(s), providing for the offering and sale (the “International Offering” and, together with the Hong Kong Offering, the “Global Offering”) of Ordinary Shares.

In conjunction with the Global Offering, the Company has applied to list its Ordinary Shares on the Main Board of the SEHK, as described in a prospectus which is proposed to be issued on or about March 4, 2021 (the “Hong Kong Prospectus”).

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Hong Kong Underwriting Agreement.

In consideration of the agreement of the Underwriters to purchase and make the Global Offering of the Ordinary Shares, and for other good and valuable consideration the receipt of which is hereby acknowledged, the undersigned hereby agrees that, without the prior written consent of the Joint Representatives on behalf of the Underwriters, the undersigned will not, during the period beginning on the Listing Date and ending 90 days after the Listing Date (such period, the “Restricted Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any ADSs or Ordinary Shares of the Company or any securities convertible into or exercisable or exchangeable for ADSs or Ordinary Shares (including without limitation, ADSs or Ordinary Shares or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the U.S. Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the ADSs or Ordinary Shares or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of ADSs or Ordinary Shares or such other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any ADSs or Ordinary Shares or any security convertible into or exercisable or exchangeable for ADSs or Ordinary Shares in each case other than (A) transfers of shares of ADSs or Ordinary Shares or such other securities as a bona fide gift or gifts or by testate succession or intestate distribution, (B) any ADSs or Ordinary Shares acquired by the undersigned in the open market, (C) the exercise of stock options or other similar awards granted pursuant to the Company’s equity incentive plans, as disclosed in the Hong Kong Prospectus; provided that such restriction shall apply to any of the undersigned’s ADSs or Ordinary Shares issued upon such exercise, (D) any Ordinary Shares or such other securities that are used for the primary purpose of satisfying any tax or other governmental withholding obligation, through cashless surrender or otherwise, with respect to any award or equity-based compensation granted pursuant to the Company’s equity incentive plans, as disclosed in the Hong Kong Prospectus, or in connection with tax or other obligations as a result of testate succession or intestate distribution, (E) transfers to a member or members of the undersigned’s immediate family or to a trust, the direct or indirect beneficiaries of which are the undersigned and/or a member or members of his or her immediate family, (F) the transfer of the undersigned’s Ordinary Shares or any security convertible into or exercisable or exchangeable for Ordinary Shares to the Company pursuant to any contractual arrangement that provides for the repurchase of the undersigned’s Ordinary Shares or such other securities by the Company or in connection with the termination of the undersigned’s employment with the Company or the undersigned’s failure to meet certain conditions set out upon receipt of such Ordinary Shares or other such securities, (G) distributions of ADSs, Ordinary Shares or such other securities to limited partners, members or shareholders of the undersigned or to any corporation, partnership or other person or entity that is a direct or indirect affiliate of the undersigned, and (H) any Ordinary Shares loaned to the Stabilizing Manager pursuant to the Stock Borrowing Agreement; provided that in the case of any transfer or distribution pursuant to clause (A), (E) or (G), each donee or distributee shall execute and deliver to the Joint Representatives a lock-up letter in the form of this paragraph; and provided, further, that in the case of any transfer or distribution pursuant to clause (A) through (G), no filing by any party (donor, donee, transferor or transferee) under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), unless such party is subject to reporting obligations under the Exchange Act, or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution. If the undersigned is an officer or director of the Company, the undersigned further agrees that the foregoing provisions shall be equally applicable to any Company directed securities the undersigned may purchase in the Global Offering.

The restrictions contained herein shall not apply to any transfers, sales, tenders or other dispositions of Ordinary Shares or any security convertible into or exercisable or exchangeable for Ordinary Shares pursuant to a bona fide third party tender offer, merger, amalgamation, consolidation or other similar transaction made to or involving all holders of Ordinary Shares or such other securities pursuant to which one hundred percent (100%) ownership of the Company is transferred to such third party (including, without limitation, the entering into any lock-up, voting or similar agreement pursuant to which the undersigned may agree to transfer, sell, tender or otherwise dispose of Ordinary Shares or other such securities in connection with such transaction, or vote any Ordinary Shares or other such securities in favor of any such transaction); provided that if such tender offer merger, amalgamation, consolidation or other similar transaction is not completed, any Ordinary Shares or any security convertible into or exercisable or exchangeable for Ordinary Shares subject to this letter agreement (the “Letter Agreement”) shall remain subject to the restrictions contained in this Letter Agreement.

The foregoing restrictions shall not apply to any sales made pursuant to a trading plan adopted pursuant to Rule 10b5-1 of the Exchange Act prior to the date of this Letter Agreement, provided that any filing under Section 16(a) of the Exchange Act that is made in connection with any such sales during the Restricted Period shall state that such sales have been executed under a trading plan pursuant to Rule 10b5-1 under the Exchange Act, and shall also state the date such trading plan was adopted or the establishment of a trading plan adopted pursuant to Rule 10b5-1 under the Exchange Act on or after the date of this Letter Agreement, provided that no transfers occur under such plan during the Restricted Period and no public announcement or filing shall be required or voluntarily made by any person in connection therewith other than general disclosure in Company periodic reports to the effect that Company directors and officers may enter into such trading plans from time to time.

If the undersigned is an officer or director of the Company, (i) the Joint Representatives on behalf of the Underwriters agree that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of shares of ADSs or Ordinary Shares, the Joint Representatives on behalf of the Underwriters will notify the Company of the impending release or waiver, and (ii) the Company has agreed in the International Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by the Joint Representatives on behalf of the Underwriters hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this letter to the extent and for the duration that such terms remain in effect at the time of the transfer.

In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Letter Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that, (i) if the International Underwriting Agreement is not executed on or prior to March 31, 2021, (ii) if the International Underwriting Agreement or Hong Kong Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Ordinary Shares to be sold thereunder, (iii) if the Joint Representatives, on the one hand, or the Company, on the other hand, informs the other, prior to the execution of the International Underwriting Agreement, that it has determined not to proceed with the Global Offering or (iv) the registration statement related to the Global Offering has been withdrawn, the undersigned shall be released from all obligations under this Letter Agreement. The undersigned understands that the Underwriters are entering into the Hong Kong Underwriting Agreement and International Underwriting Agreement and proceeding with the Global Offering in reliance upon this Letter Agreement.

The undersigned acknowledges and agrees that the Underwriters have not provided any recommendation or investment advice nor have the Underwriters solicited any action from the undersigned with respect to the Global Offering of the Shares and the undersigned has consulted their own legal, accounting, financial, regulatory and tax advisors to the extent deemed appropriate. The undersigned further acknowledges and agrees that, although the Representative may be required or choose to provide certain Regulation Best Interest and Form CRS disclosures to you in connection with the Global Offering, the Representative and the other Underwriters are not making a recommendation to you to participate in the Public Offering, enter into this Letter Agreement, or sell any Shares at the price determined in the Global Offering, and nothing set forth in such disclosures is intended to suggest that the Joint Representative or any Underwriter is making such a recommendation.

This Letter Agreement and any claim, controversy or dispute arising under or related to this Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Very truly yours,

[Name of Signing Party]

By:
Signatory Name:
Title: